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                                                                     EXHIBIT 23D

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our Firm under the caption 'Experts' in the Registration Statement (Form S-3 No. 333-00000) of AT&T Capital Corporation and the related prospectus dated March 20, 1998 for the registration of $5,000,000,000 Debt Securities and Warrants to Purchase Debt Securities, Currency Warrants, Index Warrants and Interest Rate Warrants and to the incorporation by reference therein of our report dated February 4, 1998 on the consolidated financial statements of Newcourt Credit Group Inc. ('Newcourt') as at December 31, 1997 and 1996 and for the years then ended included in Newcourt's Current Report on Form 6-K, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG
                                          Chartered Accountants

Toronto, Canada
March 20, 1998


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